Filed pursuant to Rule 433
Relating to a preliminary prospectus dated June 27, 2007
Registration Statement No. 333-142157
July 18, 2007

FREE WRITING PROSPECTUS
Dated July 18, 2007

This free writing prospectus relates only to the shares of common stock described below and should be read together with the preliminary prospectus dated June 27, 2007 and the registration statement relating to these shares of common stock.

We are increasing by 460,000 shares the number of shares of our common stock to be registered, including 60,000 shares that will be subject to the underwriters’ over-allotment option

Common stock offered by us	3,765,000 shares
Common stock offered by the selling	635,000 shares
shareholder
Common stock to be outstanding after	12,765,000 shares (assuming no exercise of the underwriters’ over-
the offering	allotment option)
Over-allotment option	From us: 440,000 shares
From selling shareholder; 220,000 shares
Total: 660,000 shares
Initial public offering price	$11.00 per share
Underwriting discounts and	$0.77 per share
commissions
Proceeds to us	$38.5 million, net of underwriting discounts and commissions (assuming no exercise of the underwriters’ over-allotment option)
Proceeds to selling shareholder	$6.5 million, net of underwriting discounts and commissions (assuming no exercise of the underwriters’ over-allotment option)
Ownership interest of selling shareholder	65.5% (assuming no exercise of the underwriters’ over-allotment option)
As adjusted balance sheet data	Based on the initial public offering price of $11.00 per share, as of March
31, 2007, our as adjusted cash and cash equivalents would have been approximately $32.1 million, our as adjusted working capital would have been approximately $45.7 million, our as adjusted total assets would have been approximately $73.0 million, and our as adjusted total shareholders’ equity would have been approximately $55.7 million.

As adjusted capitalization	Based on the initial public offering price of $11.00 per share, as of
	March 31, 2007, our as adjusted shareholders’ equity for common
	stock would have been approximately $128,000, our as adjusted
	additional paid-in capital would have been approximately $44.7 million,
	our as adjusted total shareholders’ equity would have been
	approximately $55.7 million, and our as adjusted total capitalization
	would have been approximately $55.7 million.
Dilution	As of March 31, 2007, after giving effect to the sale of 3,765,000
	shares of common stock by us in this offering at an initial public
	offering price of $11.00 per share, and after deducting the estimated
	underwriting discounts, the non-accountable expense allowance and
	estimated offering expenses payable by us, our pro forma net
	tangible book value would have been $55.7 million, or approximately $3.83
	per share of common stock based on 12,765,000 shares outstanding
	upon completion of this offering. This represents an immediate
	increase in pro forma net tangible book value of $2.53 per share of
	common stock to existing shareholders and an immediate dilution of
	$7.17 per share of common stock to investors in this offering. The
	following table illustrates this per share dilution:

	Initial public offering price per share of common	$11.00
	stock
	Net tangible book value per share of common	$1.30
	stock as of March 31, 2007
	Increase in net tangible book value per common	$2.53
	stock attributable to this offering
	Pro forma net tangible book value per share after
	the offering	$3.83
	Dilution per share to new investors	$7.17

	If the underwriters exercise their over-allotment option in full, the
	pro forma net tangible book value per share after giving effect to this
	offering would be $4.04 per share, and the dilution in pro forma net
	tangible book value per share to investors in this offering would be $6.46
	per share.

We have filed a registration statement (including a prospectus) dated July 13, 2007, as amended, with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents that we have filed with the SEC, for more complete information about us and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, we, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the preliminary prospectus if you request it by calling (212) 668-8000.